Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contacts:	Marc Boston
(215) 429-7034

Investor Contacts:	Louise Mehrotra	Lisa Romanko
	(732) 524-6491	(732) 524-2034

JOHNSON & JOHNSON ANNOUNCES AGREEMENT TO ACQUIRE VOGUE INTERNATIONAL

Acquisition Strengthens Position in Hair Care

NEW BRUNSWICK, NJ. (June 2, 2016) - Johnson & Johnson (NYSE: JNJ) today announced that Johnson & Johnson Consumer Inc. has entered into a definitive agreement to acquire Vogue International, a privately held company focused on the marketing, development and distribution of salon-influenced and nature inspired hair care and other personal care products, for approximately $3.3 billion in cash. The acquisition will include the OGX® collection of shampoos, conditioners, treatments, styling products, body care and bath products, the FX™ line of hair styling products, and the Proganix® and Maui Moisture hair care lines.

"Our acquisition of Vogue International’s full line of leading advanced hair care products sold in the U.S. and in 38 countries will strengthen our global presence in this important category. Vogue International’s commitment to quality, innovation, and consumer preference complement our Consumer portfolio, while also presenting attractive hair care category growth opportunities for Johnson & Johnson," said Jorge Mesquita, Worldwide Chairman, Consumer, Johnson & Johnson.

The closing is subject to antitrust clearance and other customary closing conditions. The transaction is expected to close during the third quarter of 2016.

Upon closing, the transaction is not expected to impact the 2016 sales or earnings guidance ranges that Johnson & Johnson announced on April 19, 2016.

About Johnson & Johnson

Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,500 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

About Johnson & Johnson Consumer Inc.

Johnson & Johnson Consumer Inc., based in Skillman, N.J., is one of the world’s largest consumer health and personal care products companies. Our consumer companies produce many of the world’s most trusted brands, among them JOHNSON’S® Baby, BAND-AID®, NEUTROGENA®, TYLENOL®, MOTRIN®, and LISTERINE®. Each one of our consumer businesses embraces innovative science to create products that anticipate consumer needs and create experiences that help them live healthy, vibrant lives.

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Cautions Concerning Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 regarding the potential acquisition of Vogue International. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson Consumer Inc. and Johnson & Johnson. Risks and uncertainties include, but are not limited to: the satisfaction of closing conditions for the acquisition, including antitrust clearance; the possibility that the transaction will not be completed in the expected timeframe or at all; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; uncertainty of commercial success for new or existing products; economic conditions, including currency exchange and interest rate fluctuations; competition, including technological advances, new products and patents attained by competitors; changes to applicable laws and regulations, including tax laws; and changes in behavior and spending patterns or financial distress of purchasers of health care products and services. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of Johnson & Johnson Consumer Inc. to successfully integrate the products and employees of Vogue International, as well as the ability to ensure continued performance or market growth of their products. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 2016, including in Exhibit 99 thereto, and the company’s subsequent filings. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Neither Johnson & Johnson Consumer Inc. nor Johnson & Johnson undertakes to update any forward-looking statement as a result of new information or future events or developments.